Exhibit 10.16

AVALANCHE TREASURY COMPANY

October 22, 2025

Bart Smith

Via email

Dear Bart,

We are pleased to memorialize the terms of your continued employment as chief executive officer of Avalanche Treasury Company LLC (the “Company”) pursuant to the terms and conditions of this offer letter (this “Offer”). Your employment with the Company was effective September 1, 2025 (the “Effective Date”).

As you are aware, the Company and certain of its affiliates entered into that certain Business Combination Agreement, dated October 1, 2025, with Mountain Lake Acquisition Corp. (“SPAC”), that, upon closing (“Closing”), would result in Company securities becoming publicly traded on a national securities exchange (the “Transaction”). This Offer is contingent upon the Company raising a minimum of $400 million USD (including any cash held by the SPAC, including in trust) prior to October 31, 2025, and if this funding does not occur, then this Offer will be void and without effect.

The terms and conditions of your employment with the Company are set forth below.

1.Position, Responsibilities, & Reporting: During your employment with the Company, you will serve as chief executive officer of the Company, reporting to the board of directors of the Company, and upon the Closing, you will serve (and the Company will take all commercially reasonable actions to cause you to serve) as chief executive officer of the surviving public company and report to the board of directors of the public company (the applicable board of directors, the “Board”). Your duties will include such duties as reasonably assigned to individuals with a similar position at a company of similar size and business, and will include but not be limited to crypto marketing, raising investment and developing yield generation strategies.
2.Employment Term; Location: Your employment commenced on the Effective Date and will continue “at will” until terminated by you or the Company, for any reason or no reason at all, subject to the terms of this Offer. Your principal place of employment will be your then-current state of residence and you will be expected to work remotely, subject to customary business travel as required by the Board and in order to satisfy your duties to the Company.
3.Compensation and Benefits: In consideration for your services to the Company under this Offer, you will receive an equity award pursuant to the terms and conditions set forth on the Attachment to this Offer. Beginning on November 16, 2025, you will be eligible to receive a cash salary at an annual rate of $750,000, paid in installments in accordance with the Company’s payroll procedures. You will also be eligible to earn an annual target bonus equal to $500,000, subject to achievement of such performance targets determined by the Company in its discretion. For 2025, your annual target bonus will be prorated based on the number of days elapsed during the period beginning on the Effective Date through December 31, 2025, and will be payable in Q1 2026 or, if later, within ten days following the Closing, provided that you are employed in good standing on the payment date.

Prior to the Closing, other than as described above, you will not be eligible to receive any other compensation or benefits. Following the Closing, you will be eligible to receive such other compensation as determined by the Board in consultation with independent compensation consultants with experience with public companies of similar size, and you will participate in the employee benefit plans offered by the Company to similarly situated employees. You hereby agree that your compensation will be subject to any recoupment policy adopted by the Board that is applicable to other similarly situated employees or as required by law. After the Effective Date, the Company will use commercially reasonable efforts to assist you in establishing a customary D&O liability insurance policy with a third-party provider.

4.Sign-On Bonus. On the Company’s first payroll date to occur after November 16, 2025, the Company will pay you a one-time sign-on bonus of $[156,250.00] subject to your continued employment with the Company in good standing through the payment date.
5.Advisory Agreement. We and you acknowledge and agree that concurrently with your execution of this Offer, you will enter into an advisory agreement with the Avalanche Foundation that would provide you with certain consideration expected to be $1,000,000 in AVAX tokens that vest in six months, if the Closing does not occur at no fault of your own. The advisory agreement will, upon mutual agreement of you and the Avalanche Foundation, be eligible to be extended for an additional six months in exchange for additional consideration of $500,000 in AVAX tokens that vest at the end of the six month period.
6.Termination. If your employment is terminated by you or by the Company, you will only be eligible to receive any accrued but unpaid wages through the date of termination, any vested benefits under the Company’s employee benefit plans, and reimbursement of business expenses properly incurred in accordance with Company policy (the “Accrued Amounts”). Your initial equity award will be treated as set forth in the Attachment to this Offer.

Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason, subject to your execution and non-revocation of a customary release of claims in favor of the Company, you will be entitled to receive, in addition to the Accrued Amounts, (i) continued payment of your base salary for 6 months, (ii) payment of any earned but unpaid bonus for the prior year, and (iii) a prorated portion of your target bonus for the year of termination. Your initial equity award will be treated as set forth in the Attachment to this Offer.

For purposes of this Offer:

“Cause” means your (i) breach of this Offer or any Company policy, (ii) willful or material failure to perform your duties and responsibilities or to comply with a valid directive of the Board, (iii) gros negligence or gross incompetence in the performance of your duties and responsibilities, (iv) breach of any covenant contained in the restrictive covenants agreement between you and the Company, and/or (v) conviction for, or plea of guilty or nolo contendere to, a felony (or state law equivalent) or crime of moral turpitude or engagement in illegal acts, embezzlement or acts of dishonesty, theft, fraud or unlawful acts.

“Good Reason” means (i) a diminution in your title or reporting relationships or material change to your responsibilities as the chief executive officer of the Company, (ii) a material reduction in your base salary, or (iii) any relocation of your primary place of employment by more than 50 miles other than required business travel in the Company’s ordinary course of business; provided that for any resignation for Good Reason to be effective, you must provide written notice to the Company of the existence of the circumstances providing grounds for Good Reason within 30 days of the initial existence of such grounds and the Company will have at least 60 days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

7.Restrictive Covenants; Arbitration: As a condition to your employment, you will be required to submit to a customary background check and references, and execute (and not revoke) a restrictive covenants agreement provided by the Company, which will include customary terms, including with respect to confidentiality and assignment of intellectual property rights. All disputes or claims that you may have under this Offer or otherwise related to your employment with the Company will be subject to final, binding and confidential arbitration held in New York, NY and conducted by JAMS Mediation, Arbitration and ADR Service under its rules and procedures, and the arbitrator will have the right to compel adequate discovery and award relief as permitted by law. You hereby waive your right to resolve any such disputes through trial by jury, judge or administrative proceeding. Each party will bear its own costs, including legal fees, related to the arbitration and one-half of the costs of the arbitrator. Notwithstanding the foregoing, you and the Company will be permitted to seek injunctive relief in court in order to prevent irreparable harm pending the conclusion of any such arbitration, you will not be required to arbitrate any claims which by law cannot be the subject of a compulsory arbitration agreement, and nothing precludes you from filing charges with the federal EEOC or similar state or local agency.
8.Taxes: Your compensation and benefits received from the Company or any of its affiliates will be subject to applicable tax withholding and deductions. If you were to receive any payment or benefit from the Company or any of its affiliates that would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), then, to the extent any excise tax under Section 4999 of the Code applies to such payment or benefit, the payment or benefit will be reduced to an amount that would result in no such excise tax, only if the after-tax amount is greater to you than if no reduction had occurred (after taking into account all applicable taxes). Payments provided to you under this Offer are intended to be either exempt from or comply with Section 409A of the Code (“Section 409A”) and will be interpreted accordingly, and any payments or benefits provided to you in installments will be deemed to be separate payments for purposes of Section 409A. To the extent necessary to avoid the imposition of an excise tax under Section 409A, any payments or other benefits provided to you may be paid no earlier than six months and one day after your separation from service (or earlier upon your death), and all payments that constitute deferred compensation under Section 409A and are payable to you upon your termination of employment shall only be paid if your termination constitutes a “separation from service” under Section 409A.
9.Assignment; Entire Agreement: This Offer is assignable solely by the Company, including to any of its affiliates or upon the Closing, to a resulting public company, provided that no assignment shall relieve the Company of its obligations hereunder unless the successor expressly assumes such obligations in writing. This Offer, together with the Attachment and the restrictive covenants agreement referenced herein, constitutes the entire agreement and understanding between you and the Company and supersedes any prior understandings, agreements or representations.
10.Amendment; Termination; Severability; Counterparts: This Offer may only be amended by mutual written agreement between you and the Company. Any provision of this Offer, or the restrictive covenants agreement, that is held to be invalid, illegal or unenforceable shall not affect the validity, legality and enforceability of any remaining provisions. This Offer may be executed in counterparts, including by electronic signature, each which will constitute the same instrument.

11.Notices: Any notice, request, or instruction to be given hereunder will be in writing (including email transmission (in PDF format) or similar writing) and will be deemed given (i) if delivered by mail, three (3) days after being sent by United States Certified Mail, postage prepaid, with return receipt requested or (ii) if given by other means, when delivered to the parties at their respective addresses set forth below. Delivery of any notice, request, instruction or other communication by email will be effective when received if received during normal business hours on a business day:

To the Company:

Avalanche Treasury Company LLC

[*****]

Attention: [*****]

Email: [*****]

With a copy to (which shall not constitute notice):

[*****]

Attention:    [*****]

Email:   [*****]

To you: At the address shown in the Company’s personnel records.

12.Governing Law: This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

By their execution below, the parties hereto acknowledge their agreement to the foregoing as of the date first set written above:

AVALANCHE TREASURY COMPANY LLC
By: Dragonfly Digital Management, LLC, its Managing Member

By:	/s/ Rob Hadick
Rob Hadick
General Partner

BART SMITH

By:	/s/ Bart Smith
Bart Smith

By their execution below, the parties hereto acknowledge their agreement to the foregoing as of the date first set written above:

AVALANCHE TREASURY COMPANY LLC
By: Dragonfly Digital Management, LLC, its Managing Member

By:	/s/ Rob Hadick
Rob Hadick
General Partner

BART SMITH

By:	/s/ Bart Smith
Bart Smith

ATTACHMENT

Subject to the approval of the Board, you will be eligible to receive an award consisting of restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”)with respect to shares of common stock of the Company pursuant to the terms and conditions as follows:

Grant Date:	As soon as practicable following the adoption and effectiveness of the applicable equity plan in connection with Closing.

RSUs:	You will be granted seven-hundred-fifty-thousand (750,000) RSUs, which is intended to have a value of seven million five hundred thousand dollars ($7,500,000) immediately following the Closing.

In addition, if the Closing AVAX Price is greater than the Unrestricted AVAX Price, you will be eligible to receive an additional number of RSUs equal to the product of (i) the number of RSUs granted in accordance with the foregoing paragraph and (ii) the difference between (x) the quotient of the Closing AVAX Price and the Unrestricted AVAX Price and (y) one.

“Closing AVAX Price” means the volume-weighted average price (“VWAP”) of AVAX denominated in USD as calculated from all executed trades on the exchange operated by Binance Holdings Ltd. (or its successor primary spot exchange) (“Binance”) over the five-day period ending at 8:00 p.m. New York City time on the day immediately prior to the Closing date; such VWAP shall be calculated by dividing the sum of the products of each trade’s price and volume by the total volume of all trades during the specified five-day period.

“Unrestricted AVAX Price” means the VWAP of AVAX denominated in USD as calculated from all executed trades on Binance over the five-day period ending at 8:00 p.m. New York City Time on September 29, 2025; such VWAP shall be calculated by dividing the sum of the products of each trade’s price and volume by the total volume of all trades during the specified five-day period.

PSUs:	You will be granted nine-hundred-thousand (900,000) PSUs, which is intended to have a value of nine million dollars ($9,000,000) immediately following the Closing.

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Vesting:	SPAC Requirement: The RSUs and PSUs will not be eligible to vest unless the Closing has occurred.

RSUs: The RSUs will be subject to your continued service through the following dates: 1/6 of the RSUs will time-vest on each six-month anniversary of October 1, 2025 (the “Time-Vesting Condition”).

PSUs: The PSUs will be subject to the Time-Vesting Condition and will also be subject to performance-vesting conditions (the “Performance-Vesting Condition”): the following number of PSUs will vest upon the public company achieving a 45-day VWAP of its common stock equal to each of the following targets (1) 50,000 PSUs at $13.00, (2) 300,000 PSUs at $15.00, (3) 50,000 PSUs at $17.00, (4) 250,000 PSUs at $17.50 and (5) 250,000 PSUs at $20.00. For example, if the public company achieves a 45-day VWAP of $17.00, then 400,000 PSUs will performance-vest and fully vest in increments when time-vesting has been satisfied. Any PSUs that have not satisfied all of the Performance-Vesting Conditions as of October 1, 2028 will continue to be outstanding and eligible to be earned until October 1, 2030, subject to your continued service through the date that performance is achieved for each applicable tranche and certified by the Board. Any outstanding PSUs that have not met the applicable Time-Vesting Condition and Performance-Vesting Condition as of October 1, 2030 will expire on such date.

Termination / Forfeiture:

Upon a termination of employment due to death or disability, that is by the Company without Cause or due to your resignation for Good Reason, (i) all unvested RSUs that would have vested during the six-month period following the effective date of your termination of employment (the “Termination Date”) will accelerate and vest on the Terminate Date and (ii) all unvested PSUs will remain outstanding and eligible to vest, subject to satisfaction of the Time-Vesting Condition and the Performance-Vesting Condition, during the six-month period following the Termination Date.

Changes in Capitalization

In the event of a merger, consolidation, reclassification, recapitalization, spin- off, spin-out, repurchase, other reorganization or corporate transaction or event, special or extraordinary dividend or other extraordinary distribution, stock split, reverse stock split, subdivision, consolidation, combination or exchange of shares or another change in corporate structure affecting the common stock of the Company, the number and kind of securities subject to the RSUs and PSUs and the performance goals and performance periods applicable to the PSUs will be equitably substituted or proportionately adjusted.

Approvals:

The RSUs and PSUs will be subject to terms and conditions of an equity incentive plan and award agreement(s) to be adopted by the Board (and subject to any shareholder approvals as may be applicable), and will be subject to your execution of the award agreement and other documentation reasonably requested by the Company.

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